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                                                                    EXHIBIT 99.1


MOODY'S LOWERS LONG-TERM RATINGS OF FLEETWOOD SENIOR IMPLIED TO B1 AND SUBORDINATED TO B3

             APPROXIMATELY $287 MILLION OF DEBT SECURITIES AFFECTED



         Moody's Investors Service lowered its ratings of Fleetwood Enterprise. Inc.'s long-term debt. Ratings lowered are: senior implied to B1 from Ba1; subordinated debt to B3 from Ba3; and, trust preferred to "b3" from "ba3". The outlook for these ratings is negative. The downgrade reflects Moody's expectation that the highly challenging operating conditions in both of Fleetwood's markets - manufactured housing and recreational vehicles - will further erode the company's already weak debt protection measures and financial flexibility. Operating challenges facing Fleetwood include: declining availability of both wholesale and retail financing in the manufactured housing sector, an oversupply of inventory and repossessed units in this sector, and rapidly eroding demand in the recreational vehicle (RV) market.

         Approximately 50% of Fleetwood's revenues and 40% of its earnings have historically been generated by its manufactured housing operations. The most critical challenge facing the company is the contraction of available financing to retail purchasers of manufactured housing, and the considerable concentration of financing activity among a small number of lenders. Through early 2000, three financial institutions - Conseco Finance, GreenPointe Financial, and Associates First Capital - accounted for about two-thirds of the retail financing for purchases of manufactured housing. Following a period of aggressive extensions of credit to this sector and a dramatic loosening in underwriting standards, these and other lenders experienced significant losses. As a result, Associates exited the market in early 2000, and remaining lenders, including Conseco and GreenPoint, have dramatically curtailed their lending to the sector by tightening credit standards and reducing the amount of capital allocated to manufactured housing. These restrictive lending conditions have significantly eroded demand. They have also contributed to a large rise in the stock of repossessed units and a growing overhang of unsold new units. This, in turn, has resulted in downward pricing pressure within the sector. For the third quarter ending January 31, 2001, Fleetwood reported that preliminary revenues had fallen by 38% from the year earlier period, and nine-month revenues were down by 25%.

         The RV sector has accounted for about 50% of Fleetwood's revenues and 60% of its earnings. The weakening U.S. economy, in combination with eroding consumer confidence, has contributed to severe declines in shipment levels. Third quarter revenues were down by 40% and nine-month revenues were down by 35%.

         Fleetwood has taken some aggressive efforts to close excess production capacity, reduce inventory levels, and lower its cost structure in the face of the contraction within these two markets. Despite these efforts, the company's operating performance for the six month

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period ending October 31, 2000 eroded considerably: operating income before non-recurring charges was about $3 million compared with a $112 million profit for the year earlier period, and EBITDA before non-recurring charges was $21 million versus $122 million in 1999. Moreover, the company expects to report operating losses for both the third quarter (ending January 31) and the fourth quarter (ending April 30) of 2001.

         This rapidly eroding operating environment has severely stressed Fleetwood's debt protection measures and financial flexibility. For the LTM to October 31, 2000 debt/EDITDA before non-recurring charges was 5.6 times, EBITDA before non-recurring charges/interest was only 2.9 times, and debt/capitalization was about 50%. This financial position could be further stressed as a result of the large contingent liability associated with repurchase commitments to providers of floor plan financing, and the risk of impairment to $250 million in goodwill associated with its manufactured housing retail outlets.

         Several initiatives recently undertaken by Fleetwood, could help to mitigate the near-term strain on its financial position: inventory reductions helped raise cash and marketable securities to $164 million compared with debt and preferred stock of $541 million at October 31, 2000; a reduction in common dividend payment should save about $20 million in annual cash flow; and, a $40 million line of credit from Ford Motor Credit Company is secured by RV chassis inventory and will provide additional liquidity. In addition, Fleetwood is currently negotiating to obtain a secured line of credit which would in part, be used to replace some or all of the approximately $115 million in existing debt that finances the company's manufactured housing retail inventory. Despite these initiatives, Fleetwood's financial flexibility remains limited. If the company is unable to finalize the new borrowing arrangements, and if it cannot improve the prospects for slowing the pace of losses into early fiscal 2002, there could be further pressure on the current ratings.

         Fleetwood Enterprises, Inc., headquartered in Riverside, CA, is the nation's largest producer of recreational vehicles, and a leading producer and retailer of manufactured housing.


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